Exhibit 99.1

ELECTRONIC ARTS UPDATES FISCAL YEAR 2009 OUTLOOK

REDWOOD CITY, CA – December 9, 2008 – Electronic Arts (NASDAQ: ERTS) today announced that it expects net revenue and earnings per share for fiscal year 2009 to be below the financial guidance previously provided on October 30, 2008. The revised expectations are primarily the result of lower than expected sales across North America and Europe. The Company does not expect to provide updated financial guidance for fiscal 2009 prior to reporting its third quarter results in early February 2009.

The Company is continuing to pursue cost saving initiatives including a reduction of its product portfolio for fiscal year 2010 with additional associated headcount reductions and facility consolidations.

“While we saw significant improvement in the overall quality of our key products this year, we are disappointed that our holiday slate is not meeting our sales expectations,” said John Riccitiello, Chief Executive Officer. “Given this performance and the uncertain economic environment, we are taking steps to reduce our cost structure and improve the profitability of our business.”

Mr. Riccitiello added, “While we are cutting costs, we remain committed to investing in great game quality, in new properties and in our direct-to-consumer initiatives. We will be launching several new titles and online games in fiscal 2010.”

Conference Call

Electronic Arts will host a conference call today, December 9, 2008 at 2:00 pm PT (5:00 pm ET) to discuss the information contained in this press release. Participants may access the conference call live through a dial-in number or via webcast (http://investor.ea.com). The live dial-in number is 877-857-6176, access code 220497. A dial-in replay of the conference call will be available until December 16, 2008 at 719-457-0820, access code 220497. A webcast replay of the conference call will be available at http://investor.ea.com.

About Electronic Arts

Electronic Arts Inc. (EA), headquartered in Redwood City, California, is the world’s leading interactive entertainment software company. Founded in 1982, the Company develops, publishes, and distributes interactive software worldwide for video game systems, personal computers, wireless devices and the Internet. Electronic Arts markets its products under four brand names: EA SPORTS™, EA™, EA SPORTS Freestyle ™ and POGO™. In fiscal 2008, EA posted GAAP net revenue of $3.67 billion and had 27 titles that sold more than one million copies. EA’s homepage and online game site is www.ea.com. More information about EA’s products and full text of press releases can be found on the Internet at http://info.ea.com.

EA, EA SPORTS, EA SPORTS Freestyle, and POGO are trademarks or registered trademarks of Electronic Arts Inc. in the U.S. and/or other countries.

Safe Harbor for Forward-Looking Statements

Some statements set forth in this press release, including Electronic Arts’ estimates of its financial performance and cost-saving initiatives, are forward-looking statements and are subject to change. Statements including words such as “anticipate”, “believe”, “estimate”, “expect” or “it is likely” and statements in the future tense are forward-looking statements. These forward-looking statements are preliminary estimates and expectations based on current information and are subject to business and economic risks that could cause actual future results to differ materially from the Company’s expectations set forth above. Some of the factors which could cause the Company’s results to differ materially from its expectations include the following: sales of the Company’s titles during the remainder of the quarter and fiscal year; the general health of the U.S. and global economy and the related impact on discretionary consumer spending; consumer spending trends; the Company’s ability to manage expenses during the remainder of the quarter, fiscal year and beyond; competition in the interactive entertainment industry; the effectiveness of the Company’s sales and marketing programs; timely development and release of Electronic Arts’ products; the Company’s ability to successfully implement its cost reduction plans; the consumer demand for, and the availability of an adequate supply of console hardware units (including the Xbox 360® video game and entertainment system, the PLAYSTATION®3 computer entertainment system and the Wii™); consumer demand for software for the PlayStation 2; the Company’s ability to predict consumer preferences among competing hardware platforms; the financial impact of potential future acquisitions by EA; the Company’s ability to realize the anticipated benefits of acquisitions; consumer spending trends; the seasonal and cyclical nature of the interactive game segment; the Company’s ability to attract and retain key personnel; changes in the Company’s effective tax rates; the performance of strategic investments; adoption of new accounting regulations and standards; potential regulation of the Company’s products in key territories; developments in the law regarding protection of the Company’s products; fluctuations in foreign exchange rates; the Company’s ability to secure licenses to valuable entertainment properties on favorable terms; and other factors described in the Company’s Annual Report on Form 10-K for the year ended March 31, 2008 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008. These forward-looking statements speak only as of December 9, 2008. Electronic Arts disclaims any obligation, and does not intend to, update these forward-looking statements.

For additional information, please contact:

Tricia Gugler	Jeff Brown
VP, Investor Relations	VP, Corporate Communications
650-628-7327	650-628-7922
tgugler@ea.com	jbrown@ea.com